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                                                                     EXHIBIT 3.3


                               AMENDMENT TO BYLAWS
                                       OF
                               WEST COAST BANCORP

                       APPROVED BY THE BOARD OF DIRECTORS
                       AT A MEETING HELD ON MARCH 15, 1999


                           [AMENDMENT TO SECTION 2.2]


        The Board approves the amendment to Section 2.2 of the Bylaws to change the vote required to approve board candidates from 75 percent to a majority, by amending the second sentence of Section 2.2 as follows:


                "Nominations by the board of directors of candidates for election to the Board shall be approved by at least a majority of the members of the board of directors."